EXHIBIT 99.2

CONTACT:

Tierney Saccavino

(914) 326-5104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Agreement to Commercialize INBRIJA® in Germany

•	€5 million upfront payment
•	Significant double-digit percent of selling price for supply
•	Additional sales-based milestones
•	Commercial launch expected mid-2022

ARDSLEY, N.Y. – November 9, 2021 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that it has entered into distribution and supply agreements with Esteve Pharmaceuticals GmbH (ESTEVE) to commercialize INBRIJA® 33 mg (levodopa inhalation powder, hard capsules) in Germany. INBRIJA is indicated in the EU for the intermittent treatment of episodic motor fluctuations (OFF episodes) in adult patients with Parkinson’s disease treated with a levodopa/dopa-decarboxylase inhibitor. (1) Acorda had previously announced an agreement with ESTEVE to commercialize INBRIJA in Spain.

“We are delighted to announce this second commercialization agreement with ESTEVE, which will make INBRIJA available to the many people with Parkinson’s in Germany who would benefit from an “as needed” treatment for their OFF periods,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “ESTEVE has an impressive track record of successfully commercializing pharmaceuticals in Europe for neurological and other indications. We continue to be in active discussions with additional companies for the rights to distribute INBRIJA in other countries in Europe and the rest of the world.”

Under the terms of the distribution agreement, ACORDA will receive a €5 million upfront payment, and will receive additional sales-based milestones. ACORDA will also receive a significant double-digit percent of the selling price of INBRIJA in Germany in exchange for supply of the product. ESTEVE will have the exclusive distribution rights to INBRIJA in Germany and ACORDA will supply the product to ESTEVE. ESTEVE expects to launch INBRIJA in Germany by mid-2022.

According to current population estimates, there are up to 400,000 people living with Parkinson's disease in Germany, and there are 20 new cases per 10,000 people per year. (2)

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates to affect our management, employees

1 https://www.ema.europa.eu/en/documents/product-information/inbrija-epar-product-information_en.pdf.

2 Nerius, M., Fink, A., Doblhammer, G. (2017) “Parkinson's disease in Germany: prevalence and incidence based on health claims data.” Acta Neurologica Scandinavica, 136(5), 386–392. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5655709/.

or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock and our reverse stock split; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA to meet market demand; our reliance on third-party manufacturers for the production of commercial supplies of AMPYRA and INBRIJA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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